As filed with the Securities Exchange Commission on December 22, 1998
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               OSI SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           California                                   33-0238801
(State or Other Jurisdiction of                       (I.R.S. Employer
Incorporation or Organization)                        Identification No.)

                             12525 Chadron Avenue,
                              Hawthorne, CA 90250
                    (Address of Principal Executive Offices)

                 OSI SYSTEMS, INC. EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plan)

                                 Deepak Chopra
          Chairman of the Board, President and Chief Executive Officer
                               OSI Systems, Inc.
                              12525 Chadron Avenue
                              Hawthorne, CA 90250
                    (Name and Address of Agent for Service)
                                 (310) 978-0516
         (Telephone Number, Including Area Code, of Agent for Service)

                                   COPIES TO:
                            Gerald M. Chizever, Esq.
                             Lance Jon Kimmel, Esq.
                  Richman, Lawrence, Mann, Chizever & Phillips
                            9601 Wilshire Boulevard
                                   Penthouse
                            Beverly Hills, CA 90210
                                 (310) 274-8300

================================================================================

                        CALCULATION OF REGISTRATION FEE
                        ===============================

                                              Proposed            Proposed
Title of                                       Maximum             Maximum
Securities to be        Amount to be       Offering Price         Aggregate            Amount of
registered(1)           Registered(1)       Per Share(2)      Offering Price(2)   Registration Fee(3)
-------------------   -----------------   -----------------   -----------------   -------------------
Common Stock,         200,000 shares               $7.00          $1,400,000               $389.20
 no par value
=====================================================================================================

(1) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2)  Estimated solely for purposes of determining the registration fee.

(3) Calculated pursuant to Rule 457(a) and Rule 457(c), based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on December 16, 1998, which was $7.00.

                                  INTRODUCTION

     This Registration Statement on Form S-8 is filed by OSI Systems, Inc., a California corporation (the "Company" or the "Registrant"), relating to 200,000 shares of its Common Stock, no par value (the "Common Stock"), issuable to eligible employees of the Company and its subsidiaries under the OSI Systems, Inc. Employee Stock Purchase Plan (the "Plan").

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

     Item 1.   Plan Information.
               ----------------

     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

     Item 2.   Registrant Information and Employee Plan Annual Information.
               -----------------------------------------------------------

     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      Item 3.   Incorporation of Documents by Reference.
                ---------------------------------------

      The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

(i) The Company's latest Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

(ii) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (i) above; and

(iii) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (Registration No. 333-29179), filed with the Commission on June 13, 1997, including any amendment or report filed for the purpose of updating such description.

      All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      Item 4.   Description of Securities.
                -------------------------

      Not applicable.

      Item 5.   Interests of Named Experts and Counsel.
                --------------------------------------

      Not applicable.

     Item 6.   Indemnification of Directors and Officers.
               -----------------------------------------

     The Company's Articles of Incorporation (the "Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Articles does not eliminate the directors' fiduciary duty and does not apply to certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws require the Company to indemnify its officers and directors under certain circumstances. Among other things, the Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Section 317 of the California Corporations Code ("Section 317") provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 317 also provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such persons shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 317 provides further that to the extent a director or officer of a California corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 317.

     In May 1994, the Company entered into indemnification agreements with Deepak Chopra, Ajay Mehra and Thomas K. Hickman in connection with certain personal guarantees provided by them to a Singapore financial institution that provided a loan to OSI Singapore, a subsidiary of the Company. The indemnification agreements provide that the Company shall indemnify Messrs. Chopra, Mehra and Hickman against all debts, liabilities, damages, claims, expenses and costs including attorneys' fees incurred by them in connection with OSI Singapore's inability to fulfill its obligations under the loan and their respective guarantees of such loan. Messrs. Chopra, Mehra and Hickman are directors and/or executive officers of the Company.

     In connection with certain settlements entered into pursuant to consent agreements, the Company's subsidiary, UDT Sensors, agreed to pay the United States government a total of $1,500,000 in five annual installments ending on March 31, 1999. In order to ensure the full payment, Deepak Chopra personally guaranteed the payment of $750,000 of the foregoing amount. The Company entered into an indemnification agreement with Mr. Chopra pursuant to which the Company shall indemnify Mr. Chopra against all debts, liabilities, damages, claims, expenses and costs including attorneys' fees incurred by him in connection with his guarantee of the payment of $750,000.

     In addition, the Company entered into indemnity agreements ("Indemnity Agreement(s)") with each of its directors and executive officers prior to the consummation of the offering of the Company's Common Stock covered by its Registration Statement on Form S-1 (Registration No. 333-29179), filed with the Commission on June 13, 1997, as subsequently amended (the "S-1 Registration Statement"). Each such Indemnity Agreement (the form of which is incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the S-1 Registration Statement, filed with the Commission on August 15, 1997) provides that the Company shall indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Each Indemnity Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnity Agreement and to recover the expenses of such a suit if he is successful.

     The Underwriting Agreement filed as Exhibit 1.1 to the S-1 Registration Statement provides for indemnification by the underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise.

     The Company has been advised that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Item 7.   Exemption from Registration Claimed.
               -----------------------------------

     Not applicable.

     Item 8.   Exhibits.
               --------

     Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit
Number                Exhibit Description
-------               -------------------
    4.1   OSI Systems, Inc. Employee Stock Purchase Plan.
    5.1   Legal Opinion of Richman, Lawrence, Mann, Chizever & Phillips.
   23.1   Consent of Richman, Lawrence, Mann, Chizever & Phillips (contained in
          Exhibit 5.1).
   23.2   Consent of Deloitte & Touche LLP (independent auditors).
     24   Power of Attorney (contained on signature page hereto).

Item 9.      Undertakings.
             -------------

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hawthorne, State of California, this 17th day of December, 1998.

                                      OSI SYSTEMS, INC.



                                      By: /s/ Deepak Chopra
                                         ---------------------------------------
                                          Deepak Chopra, Chairman of the Board,
                                          President and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Deepak Chopra and Ajay Mehra, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                       Date
-----------------   ---------------------------------   -----------------

/s/ Deepak Chopra   Chairman of the Board,              December 17, 1998
------------------  President and Chief Executive
Deepak Chopra       Officer (Principal Executive
                    Officer)

/s/ Ajay Mehra      Vice President, Chief Financial     December 17, 1998
------------------  Officer (Principal Financial and
Ajay Mehra          Accounting Officer), Secretary
                    and Director


/s/ Steven C. Good  Director                            December 17, 1998
------------------
Steven C. Good

/s/ Meyer Luskin    Director                            December 17, 1998
------------------
Meyer Luskin

/s/ Madan G. Syal   Director                            December 17, 1998
------------------
Madan G. Syal

                                 EXHIBIT INDEX

Exhibit
Number                         Exhibit Description
-------   ---------------------------------------------------------------------
    4.1   OSI Systems, Inc. Employee Stock Purchase Plan.
    5.1   Legal opinion of Richman, Lawrence, Mann, Chizever & Phillips.
   23.1   Consent of Richman, Lawrence, Mann, Chizever & Phillips (contained in
          Exhibit 5.1).
   23.2   Consent of Deloitte & Touche LLP (independent auditors).
     24   Power of Attorney (contained on signature page hereto).